SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))


                                BCOM3 GROUP, INC.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                   ------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, schedule or registration statement no.:
     (3)  Filing party:
     (4)  Date filed:

March 7, 2002

Dear Shareholder,

This morning, Bcom3, Publicis and Dentsu announced our collective intention to form what will become one of the largest communications organizations in the world. This transaction involves an increased investment by Dentsu in Bcom3, the subsequent merger of Bcom3 with Publicis, and an exclusive alliance between Publicis and Dentsu.

For those of you who are not familiar with Publicis, it is a global marketing communications company headquartered in Paris. The Groupe encompasses such advertising brands as Saatchi, Fallon, Hal Riney, Publicis; media groups Zenith and Optimedia; marketing communications specialist Frankel; and healthcare communications agency Nelson. Bcom3's powerful agencies will join this impressive group once regulators, Bcom3's shareholders and Publicis' shareholders approve the transaction.

The new Publicis launches with current year revenue of approximately $4.5 billion generated by 38,000 people worldwide. Following this merger, the new Publicis will become a powerful communications force in North and South America, Europe, the Middle East, Africa and Asia Pacific. The organization's full-service media capabilities will be the largest in the world.

At the helm of the new Publicis will be Maurice Levy, who will continue as Publicis Groupe S.A.'s Chief Executive Officer. I will become President & Chief Operating Officer and will continue to reside in Chicago and New York.

The new organization will operate much like Bcom3, with agency brands and media companies operating as separate units within the new Publicis structure.

As you know, when we formed Bcom3 more than two years ago we intended to take it public as a means toward our goal of insuring our long-term competitiveness as a marketing communications organization. At the time, we believed that was the best way to secure our future. As we moved ahead with this plan and evaluated all options, including an IPO, our Board of Directors unanimously concluded that this agreement with Publicis would be the best way forward and in the very best interests of employees, shareholders and clients.

As a shareholder, you will need to understand the details of the financial transaction. Press releases issued today in Tokyo and Paris state that the merger consideration is US$3 billion. Knowing this organization as I do, I am certain that many of you immediately rushed to your calculators and are busily doing the division to attempt to figure out share price. While I won't question your math, I do want to point out that the result of your calculations most likely won't reflect the true value of each of the components of this deal. It's just too soon to jump to conclusions.

The consideration for this transaction will be paid with a combination of cash and equity-based Publicis Groupe Securities. The structure of the consideration was designed to provide shareholders with short, medium- and long-term returns, while at the same time aligning the objectives of the new company with the interests of all of its shareholders.

Please be patient. We know that you will have many questions about the specific terms of the transaction and the implications for our shareholders. As soon as the fine print is finalized, we will provide you with all the details in a shareholder prospectus. I expect that it will be sent to you in a few weeks time. We will also schedule meetings to provide you with more information and give you the opportunity to ask questions prior to the shareholders' vote.

In the meantime, the best way to influence positive share value is to remain focused on building our clients' brands, creating brilliant work, and growing our business. If we allow ourselves to be distracted from that goal, we not only fail our primary purpose, we also negatively impact the potential value of our new company.

This new organization is going to provide us with the resources and ability to do even better work for our clients in the future. I believe you will be proud to be part of it.

Separately, the timing of this announcement falls within the timeframe of the annual Bcom3 dividend distribution. Not related to today's transaction, you will be receiving a dividend in the amount of $.25 (25 cents) per share from the company. This dividend is payable to all shareholders of record on outstanding shares of Common Stock as of February 18, 2002. The checks-which recognize your investment in our company and your commitment to our success-will be sent to you next week.

Best regards,

Roger


                                   **********

March 7, 2002

Dear Option Holder,

This morning, Bcom3, Publicis and Dentsu announced our collective intention to form what will become one of the largest communications organizations in the world. This transaction involves an increased investment by Dentsu in Bcom3, the subsequent merger of Bcom3 with Publicis, and an exclusive alliance between Publicis and Dentsu.

For those of you who are not familiar with Publicis, it is a global marketing communications company headquartered in Paris. The Groupe encompasses such advertising brands as Saatchi, Fallon, Hal Riney, Publicis; media groups Zenith and Optimedia; marketing communications specialist Frankel; and healthcare communications agency Nelson. Bcom3's powerful agencies will join this impressive group once regulators, Bcom3's shareholders and Publicis' shareholders approve the transaction.

The new Publicis launches with current year revenue of approximately $4.5 billion generated by 38,000 people worldwide. Following this merger, the new Publicis will become a powerful communications force in North and South America, Europe, the Middle East, Africa and Asia Pacific. The organization's full-service media capabilities will be the largest in the world.

At the helm of the new Publicis will be Maurice Levy, who will continue as Publicis Groupe S.A.'s Chief Executive Officer. I will become President & Chief Operating Officer and will continue to reside in Chicago and New York.

The new organization will operate much like Bcom3, with agency brands and media companies operating as separate units within the new Publicis structure.

As you know, when we formed Bcom3 more than two years ago we intended to take it public as a means toward our goal of insuring our long-term competitiveness as a marketing communications organization. At the time, we believed that was the best way to secure our future. As we moved ahead with this plan and evaluated all options, including an IPO, our Board of Directors unanimously concluded that this agreement with Publicis would be the best way forward and in the very best interests of employees, shareholder and clients.

As an option holder, you will need to understand the details of the financial transaction. Press releases issued today in Tokyo and Paris state that the merger consideration is US$3 billion. Knowing this organization as I do, I am certain that many of you immediately rushed to your calculators and are busily doing the division to attempt to figure out the share price and the potential gain on your options. While I won't question your math, I do want to point out that the result of your calculations most likely won't reflect the true value of each of the components of this deal. It's just too soon to jump to conclusions.

The consideration for this transaction will be paid with a combination of cash and equity-based Publicis Groupe Securities. The structure of the consideration was designed to provide shareholders with short, medium- and long-term returns, while at the same time aligning the objectives of the new company with the interests of all its shareholders.

Please be patient. We know that you will have many questions about the specific terms of the transaction and the implications for you as option holders. As soon as we can, we'll schedule meetings to provide you with more information and give you the opportunity to ask questions.

In the meantime, the best way to influence positive share value is to remain focused on building our clients' brands, creating brilliant work, and growing our business. If we allow ourselves to be distracted from that goal, we not only fail our primary purpose, we also negatively impact the potential value of our new company.

This new organization is going to provide us with the resources and ability to do even better work for our clients in the future. I believe you will be proud to be part of it.

Best regards,

Roger


                                   **********


Forward Looking Information

This document contains certain "forward-looking statements" within the meaning of the provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimated," "pro forma," and "intend" or future or conditional verbs such as "will," "would," or "may." The factors that could cause actual results to differ materially from expected results include, but are not limited to, the factors set forth in Publicis's and Bcom3's filings with the Securities and Exchange Commission (SEC), delays in completing the merger, difficulties in integrating the Bcom3 companies with the Publicis divisions, changes in general economic conditions that may adversely affect the businesses in which Publicis and Bcom3 are engaged and changes in the securities markets. Readers are referred to Publicis's and Bcom3's most recent reports filed with the SEC.


Additional information

Publicis and Bcom3 will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (SEC). We urge investors to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because these documents will contain important information. Investors will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov. In addition, investors may obtain documents filed with the SEC by Publicis free of charge by directing a request to Publicis at 133, avenue des Champs Elysees, 75008 Paris, France. Investors may obtain documents filed with the SEC by Bcom3 free of charge by directing a request to Bcom3 at 35 West Wacker Drive, Chicago, IL 60601.

Bcom3 and its directors, executive officers and certain other members of Bcom3 management and employees may be soliciting proxies from Bcom3 shareholders in connection with the merger. Information concerning the participants in the proxy solicitation will be set forth in the Annual Report on Form 10-K of Bcom3 for the year ended December 31, 2001, to be filed with the SEC. Information concerning the participants in the proxy solicitation will also be set forth in the proxy statement/prospectus when it is filed with the SEC.